3050 Spruce Street, St. Louis, MO 63103 USA
Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

For questions, contact:
Quintin Lai
Vice President, Investor Relations
(314) 898-4643

FOR IMMEDIATE RELEASE - St. Louis, MO, November 19, 2012

SIGMA-ALDRICH ALIGNS INTO THREE NEW MARKET-FOCUSED BUSINESS UNITS

Effective January 1, 2013, Sigma-Aldrich Corporation (NASDAQ: SIAL) will align its organization into three market-focused business units that are defined by the customers and markets they serve. This new organization will enable Sigma-Aldrich to better address the needs of its global customers and to further drive global sales growth.

Frank Wicks will transition from his current role as President of the Research business to become President of the new Applied Markets Business Unit. This business unit will serve customers in Diagnostics, Testing and Industrial markets.

Eric Green will transition from his current role as Vice President and Managing Director of the International region (APLA) to become President of the newly structured Research Markets Business Unit. This business unit will focus on broadening the offering of research products to scientists in Life Science, Academic, Government and Hospital settings around the world. Eric will continue to have responsibility for the Latin America region as well.

Gilles Cottier will continue to lead the SAFC business. This business will be renamed the SAFC Commercial Markets Business Unit and will continue to serve customers in the Life Science and Electronic markets.

Gerrit van den Dool will transition from his current role as Managing Director of the North American region (United States and Canada) to become Managing Director of the European region (EMEA). Gerrit will relocate to St. Gallen, Switzerland. Jason Apter will transition from his role of Chief of Staff to become Managing Director of the Asia Pacific region and will relocate to Singapore. Customers in the North American region will be managed directly by the three business units - Applied Markets, Research Markets and SAFC Commercial Markets.

Sigma-Aldrich intends to provide more information about the structure, sales and growth prospects of each of the three business units early in 2013 in conjunction with its year-end financial results release.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company whose biochemical and organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich customers include more than one million scientists and technologists in life science companies, university and government institutions, hospitals and industry. The Company operates in 38 countries and has approximately 9,000 employees whose objective is to provide excellent service worldwide. Sigma-Aldrich is committed to accelerating customer success through innovation and leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its website, at www.sigma-aldrich.com.